Exhibit 99.1

BioDelivery Sciences Announces Completion of BNX Safety Study

Study shows favorable safety profile in opioid dependent patients transitioning from Suboxone

BNX remains on track for mid-year NDA submission

RALEIGH, N.C., January 22, 2013 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced today the completion of its study evaluating the safety and tolerability of BEMA Buprenorphine/Naloxone (BNX) in the treatment of opioid dependent patients.

“We are pleased with the outcome of this study,” stated Dr. Andrew Finn, Executive Vice President of Product Development for BDSI. “Results demonstrate that BNX is easy to use and well tolerated. Importantly, the study also demonstrated that physicians could switch their opioid dependent patients from Suboxone to BNX without difficulty.”

The study included 249 patients who were switched from Suboxone to BNX. Preliminary data indicate no unexpected adverse events and a favorable oral tolerability profile. More detailed results will be provided in the future.

The results of this study complete the pivotal pharmacokinetic and clinical program for BNX, which BDSI believes will enable the submission of a New Drug Application (NDA) for BNX to the U.S. Food and Drug Administration (FDA) in mid-2013. BDSI expects to hold a pre-NDA meeting with the FDA in the next few months.

Dr. Finn concluded, “We look forward to the pre-NDA meeting as well as submission of our NDA, which is targeted for mid-year following availability of our final product stability data.”

BNX utilizes the proven BioErodible MucoAdhesive Technology (BEMA) to efficiently and conveniently deliver buprenorphine for the management of opioid dependence and is formulated with naloxone to deter abuse. BDSI expects that BNX will offer an alternative to the only marketed buprenorphine/naloxone product, Suboxone, which generated sales approaching $1.5 billion in 2012, according to data from Wolters Kluwer. The BEMA technology has been utilized in the FDA approved product ONSOLIS (fentanyl buccal soluble film) as well as BDSI’s BEMA Buprenorphine, which is in Phase 3 clinical development for chronic pain and was licensed to Endo Pharmaceuticals in January 2012.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. Additionally, BDSI is developing a high dose formulation of buprenorphine in combination with naloxone (BNX) for the treatment of opioid dependence. Both BEMA Buprenorphine and BNX are in Phase 3 clinical development. BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the proposed NDA submission for, and FDA review of, BNX) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo is a trademark owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com